Exhibit 99.1

GLEACHER & COMPANY ANNOUNCES SECOND QUARTER RESULTS WITH NET
REVENUES OF $54.5 MILLION
NEW YORK, N.Y., July 22, 2010 — Gleacher & Company, Inc. (NASDAQ: GLCH), reported today financial results for the second quarter ended June 30, 2010. The Company will hold a conference call today, July 22, 2010, at 4:30 P.M. (EDT) (See Conference Call Information below) to discuss these results.
Results for the second quarter and six months ended June 30, 2010 and June 30, 2009
(In thousands)

	Three Months Ended		Six Months Ended
	June 30		June 30
Net Revenues (including net interest income):	2010	2009	2010	2009

Net revenues	$54,533	$92,745	$133,836	$163,305

(Loss)/ income from continuing operations before income taxes (GAAP)	(7,035)	19,015	(9,086)	28,351

Add back:
Expense associated with early termination of a real estate lease	3,190	—	3,190	—
Compensation expense (1)	—	—	13,306	—

Adjusted (loss) / income from continuing operations before income taxes (Non-GAAP)(2)	$(3,845)	$19,015	$7,410	$28,351

(1)	Compensation expense associated with the resignations of the former Chief Executive Officer and the former Chief Financial Officer of which $12.7 million is a non-cash expense.

(2)	See the paragraph captioned “Non-GAAP Financial Measures” for additional information.
Results of the second quarter include:
•	Net revenues of $54.5 million for the second quarter of 2010, compared to $92.7 million for the second quarter of 2009

•	Pre-tax loss of $7.0 million includes a $3.2 million charge for the termination of a lease as part of the consolidation of our New York City offices

•	Annualized net revenue per employee of $0.6 million
Eric Gleacher, Chairman and Chief Executive Officer, said, “Our operating results reflect the unfavorable market environment experienced in the second quarter. However, our firm remains well-capitalized to weather industry volatility and continue to take market share when conditions improve. At quarter end, we had in excess of $225 million in tangible equity supporting a liquid balance sheet with no significant long-term debt.”
Peter McNierney, President and Chief Operating Officer, said, “We have made significant investments in diversifying our business, expanding our client-facing headcount and consolidating our branding. These efforts position us well for success over the long term.”

Overview of Financial Results for the Quarters Ended June 30, 2010 and June 30, 2009
(In thousands except per share amounts)
(Unaudited Consolidated Statements of Operations)

	Three Months Ended
	June 30,
	2010	2009

Revenues:
Principal transactions	$33,035	$65,264
Commissions	5,139	4,693
Investment banking	6,827	13,036
Investment (losses) / gains, net	(1,662)	991
Interest	12,379	11,504
Fees and other	1,575	1,679

Total revenues	57,293	97,167
Interest expense	2,760	4,422

Net revenues	54,533	92,745

Expenses (excluding interest):
Compensation and benefits*	44,875	63,565
Clearing, settlement and brokerage	1,579	1,169
Communications and data processing	3,638	2,653
Occupancy, depreciation and amortization	5,671	1,939
Amortization of intangible assets	960	499
Selling	1,273	1,187
Other	3,572	2,718

Total expenses (excluding interest)	61,568	73,730

(Loss) / income before income taxes and discontinued operations	(7,035)	19,015

Income tax (benefit) / expense	(1,800)	2,880

(Loss) / income from continuing operations	(5,235)	16,135
Loss from discontinued operations, net of taxes	(2)	(14)

Net (loss) / income	$(5,237)	$16,121

Per share data:
Basic (loss) / earnings per share:
Continuing operations	$(0.04)	$0.19
Discontinued operations	—	—

Net (loss) / income per share	$(0.04)	$0.19

Diluted (loss) / earnings per share:
Continuing operations	$(0.04)	$0.18
Discontinued operations	—	—

Net (loss) / income per share	$(0.04)	$0.18

Weighted average common and common equivalent shares outstanding:
Basic	121,228	83,326
Diluted	121,228	90,221

* Compensation and benefits detail:
Salary, bonus and benefits	$37,433	$56,106
Earnout associated with BNY transaction	2,466	5,153
Employee stock-based compensation	4,976	2,306

Total	$44,875	$63,565

Discussion of operating results for the second quarter of 2010 compared to the second quarter of 2009
Net revenues for the second quarter of 2010 were $54.5 million, a decrease of $38.2 million, or 41 percent, from $92.7 million in the second quarter of 2009. Pre-tax loss from continuing operations in the second quarter was $7.0 million compared to pre-tax income from continuing operations of $19.0 million in the prior year quarter. The second quarter pre-tax loss includes a $3.2 million occupancy expense related to the termination of a lease as part of the consolidation of our office space in New York City.
Revenues from principal transactions and commissions were $38.2 million in the second quarter of 2010, a decrease of $31.8 million, or 45 percent, compared to the second quarter of 2009, primarily due to decreased revenues of $14.2 million in corporate bonds and $17.8 million in mortgage and asset backed securities. Investment banking revenues decreased $6.2 million compared to the second quarter of 2009 to $6.8 million, due to a decrease in capital markets activity and advisory activity. Investment losses were $1.7 million compared to a gain of $1.0 million in the second quarter of 2009 due to a decrease in the value of the Company’s investment in the FATV fund. Net interest income increased by $2.5 million over the second quarter of 2009 to $9.6 million in the second quarter of 2010, due to the combination of coupon interest generated on higher mortgage and asset backed securities inventory levels and lower funding costs. Fees and other revenues of $1.6 million remained relatively unchanged compared to the $1.7 million in the second quarter of 2009.
Non-interest expenses for the second quarter of 2010 of $61.6 million decreased $12.1 million, or 16 percent, compared to $73.7 million in the second quarter of 2009. In the second quarter of 2010, compensation and benefits expense was $44.9 million, a decrease of $18.7 million, or 29 percent, over the prior year quarter, primarily due to the decrease in revenues which was partially offset by increased headcount. Clearing, settlement and brokerage costs were $1.6 million, an increase of $0.4 million, or 35 percent, compared to the prior year quarter due to an increase in the costs associated with new fixed income products traded. Communications and data processing expense of $3.6 million increased by $1.0 million compared to the second quarter of 2009 due to increased headcount across our business segments. Occupancy, depreciation and amortization expense of $5.7 million increased $3.7 million, or 192 percent, compared to the second quarter of 2009 due to a $3.2 million charge associated with the termination of a lease as part of the consolidation of our office space in New York City, expenses associated with our move to 1290 Avenue of the Americas and an increase in our office space to accommodate the increase in personnel. Amortization of intangibles increased $0.5 million, or 92 percent, to $1.0 million in the second quarter of 2010 due to the acquisition of Gleacher Partners, which occurred in June of 2009. Selling expense remained relatively unchanged. Other expenses increased $0.9 million, or 31 percent, to $3.6 million in the second quarter of 2010 primarily due to an increase in professional service fees and a SIPC assessment fee.

Overview of Financial Results for the Six Months Ended June 30, 2010 and June 30, 2009
(In thousands except per share amounts)
(Unaudited Consolidated Statements of Operations)

	Six Months Ended
	June 30,
	2010	2009

Revenues:
Principal transactions	$79,341	$117,305
Commissions	9,304	9,595
Investment banking	21,925	18,226
Investment gains / (losses), net	(1,512)	982
Interest	28,540	22,152
Fees and other	2,485	3,169

Total revenues	140,083	171,429
Interest expense	6,247	8,124

Net revenues	133,836	163,305

Expenses (excluding interest):
Compensation and benefits*	113,076	116,000
Clearing, settlement and brokerage	2,954	1,981
Communications and data processing	6,845	4,940
Occupancy, depreciation and amortization	7,917	3,727
Amortization of intangible assets	2,038	756
Selling	2,468	2,112
Other	7,624	5,438

Total expenses (excluding interest)	142,922	134,954

(Loss) / income before income taxes and discontinued operations	(9,086)	28,351

Income tax (benefit) / expense	(3,643)	7,237

(Loss) / income from continuing operations	(5,443)	21,114
(Loss) / income from discontinued operations, net of taxes	(5)	28

Net (loss) / income	$(5,448)	$21,142

Per share data:
Basic (loss) / earnings per share:
Continuing operations	$(0.05)	$0.27
Discontinued operations	—	—

Net (loss) / income per share	$(0.05)	$0.27

Diluted (loss) / earnings per share:
Continuing operations	$(0.05)	$0.25
Discontinued operations	—	—

Net (loss) / income per share	$(0.05)	$0.25

Weighted average common and common equivalent shares outstanding:
Basic	120,546	79,158
Diluted	120,546	85,105

* Compensation and benefits detail:
Salary, bonus and benefits	$83,941	$101,099
Earnout associated with BNY transaction	5,590	9,875
Employee stock-based compensation	23,545	5,026

Total	$113,076	$116,000

Discussion of operating results for the first six months of 2010 compared to the first six months of 2009
Net revenues for the first six months of 2010 were $133.8 million, a decrease of $29.5 million, or 18 percent, from $163.3 million in the first six months of 2009. Pre-tax loss from continuing operations in the first six months of 2010 was $9.1 million compared to pre-tax income from continuing operations of $28.4 million in the first six months of 2009. The first six months of 2010 includes compensation expense of $13.3 million related to the resignations of the former Chief Executive Officer and the former Chief Financial Officer and $3.2 million in occupancy expense related to the termination of a lease as part of the consolidation of our office space in New York City.
Revenues from principal transactions and commissions were $88.6 million in the first six months of 2010, a decrease of $38.3 million, or 30 percent, compared to the first six months of 2009, primarily due to decreased revenues of $23.0 million in corporate bonds and $14.3 million in mortgage and asset backed securities. Investment banking revenues increased $3.7 million compared to the first six months of 2009 to $21.9 million, due to an increase in capital markets activity. Investment losses were $1.5 million compared to a gain of $1.0 million in the first six months of 2009 due to a decrease in the value of the Company’s investment in the FATV fund. Net interest income increased by $8.3 million over the first six months of 2009 to $22.3 million in the first six months of 2010, due to the combination of coupon interest generated on higher mortgage and asset backed securities inventory levels and lower funding costs. Fees and other revenues of $2.5 million decreased by $0.7 million compared to the first six months of 2009, primarily due to a decrease in payments received for equity research.
Non-interest expenses for the first six months of 2010 of $142.9 million increased $8.0 million, or 6 percent, compared to $135.0 million in the first six months of 2009. In the first six months of 2010, compensation and benefits expense was $113.1 million, a decrease of $2.9 million, or 3 percent, over the six month period in 2009, primarily due to the decrease in revenues, which was offset by the $13.3 million expense associated with the resignations of the former CEO and the former CFO as well as the compensation and benefit expense associated with an increase in headcount. Clearing, settlement and brokerage costs were $3.0 million, an increase of $1.0 million, or 49 percent, compared to the first six months in 2009 due to an increase in the costs associated with new fixed income products traded. Communications and data processing expense of $6.8 million increased by $1.9 million compared to the first six months of 2009 due to increased headcount across our business segments. Occupancy, depreciation and amortization expense of $7.9 million increased $4.2 million, or 112 percent, compared to the first six months of 2009 due to a $3.2 million charge associated with the termination of a lease as part of the consolidation of our office space in New York City, expenses associated with our move to 1290 Avenue of the Americas and an increase in our office space to accommodate the increase in personnel. Amortization of intangibles increased $1.3 million, or 170 percent, to $2.0 million in the first six months of 2010 due to the acquisition of Gleacher Partners, which occurred in June of 2009. Selling expense increased $0.4 million primarily due to an increase in investment banking related sales activity. Other expenses increased $2.2 million, or 40 percent, to $7.6 million in the first six months of 2010 primarily due to an increase in professional service fees and a SIPC assessment fee.

Consolidated Statements of Financial Condition
(In thousands except per share amounts)
(Unaudited Consolidated Statements of Financial Condition)

	June 30,	December 31,
As of	2010	2009

Assets
Cash and cash equivalents	$20,407	$24,997
Cash segregated for regulatory purposes	100	100
Receivables from:
Brokers, dealers and clearing agencies	12,928	19,797
Others	18,974	17,105
Securities owned, at fair value	955,223	979,701
Investments	17,638	19,326
Office equipment and leasehold improvements, net	5,791	3,069
Goodwill	106,451	105,694
Intangible assets	17,225	19,263
Income taxes receivable	16,035	—
Deferred tax assets, net	25,471	16,137
Other assets	11,215	10,974

Total Assets	$1,207,458	$1,216,163

Liabilities
Payables to:
Brokers, dealers and clearing agencies	$691,043	$691,495
Others	12,977	14,180
Securities sold, but not yet purchased, at fair value	85,576	72,988
Accrued compensation	26,631	70,728
Accounts payable	2,397	2,203
Accrued expenses	5,485	4,754
Income taxes payable	6,068	2,397
Deferred tax liabilities	2,673	2,817
Mandatorily redeemable preferred stock	24,536	24,419

Total Liabilities	857,386	885,981

Commitments and Contingencies
Subordinated debt	909	1,197

Stockholders’ Equity
Common stock; $.01 par value; authorized 200,000,000 shares; issued 128,901,290 and 125,056,247 shares, respectively; and outstanding 128,654,837 and 124,357,163 shares, respectively	1,289	1,251
Additional paid-in capital	437,000	411,633
Deferred compensation	276	534
Accumulated deficit	(88,590)	(83,142)
Treasury stock, at cost (246,453 shares and 699,084 shares, respectively)	(812)	(1,291)

Total Stockholders’ Equity	349,163	328,985

Total Liabilities and Stockholders’ Equity	$1,207,458	$1,216,163

Income Tax Note
The Company’s effective income tax rate from continuing operations for the three-month period ended June 30, 2010 of 25.6% resulted in an income tax benefit of approximately $1.8 million. The Company calculated its income tax provision using its actual year to date effective tax rate (“discrete rate”) rather than its estimated annual effective tax rate. The effective rate differs from the federal statutory rate of 35% due to the initial application of the discrete rate during the quarter, non-deductible preferred stock dividends, state and local income taxes and non-deductible meals and entertainment expense. The Company used the discrete rate because a reliable estimate of the annual effective tax rate could not be calculated due to the magnitude of permanent items in relation to a range of possible outcomes of our operating results caused by continued market volatility.
The Company’s effective income tax rate from continuing operations for the six-month period ended June 30, 2010 of 40.1% resulted in an income tax benefit of approximately $3.6 million. The effective income tax rate is calculated using the discrete rate and differs from the federal statutory rate of 35% primarily due to non-deductible preferred stock dividends, state and local income taxes and non-deductible meals and entertainment expense, partially offset by a benefit recorded in the first quarter due to the reversal of prior year non-deductible share-based compensation previously granted to the Company’s former CEO.
Non-GAAP Financial Measures
The Company has presented non-GAAP financial measures to enhance an investor’s evaluation of the Company’s operating results.
Annualized net revenue per employee, stated previously in this press release, may be viewed as a non-GAAP financial measure. We calculate this number by dividing our net revenue for the quarter by the average number of employees during the period and multiplying by four. Our annualized net revenue per average number of employees during the second quarter of 2010, calculated using our second quarter net revenues of $54.5 million, and an average of 346 employees, was $0.6 million.
Adjusted income from continuing operations, stated previously in this press release, is a non-GAAP financial measure. We calculate this number by adding back to our GAAP pre-tax loss, the expense recorded in the second quarter related to terminating our lease at 12 East 49th Street in midtown Manhattan as part of the consolidation of our office locations in New York City, and the severance expense, related employee benefits and the remaining stock based compensation amortization for the former CEO and the former CFO since the respective dates of their resignations that was recorded in the first quarter.
Tangible equity, stated previously in this press release is a non-GAAP financial measure. Tangible equity has been calculated by subtracting goodwill of $106.2 million and intangible assets of $17.2 million from total stockholders’ equity of $349.2 million.

Conference Call Information
The Company will hold a conference call today, July 22, 2010, at 4:30 P.M. (EDT). This call will be webcast and can be accessed on the Investor Relations portion of the Company’s website at www.gleacher.com, as well as through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password protected event management site. To participate on the call, please dial 888.713.4217 for domestic calls or 617.213.4869 for international calls, participant passcode 54595440 or request the Gleacher & Company earnings call. For those who cannot listen to the live broadcast, a recording of the call will be available for seven days following the call by dialing 888.286.8010 for domestic calls or 617.801.6888 for international calls, participant passcode 11324948.
About Gleacher & Company
Gleacher & Company, Inc. (NASDAQ: GLCH), is an independent investment bank that provides corporations and institutional investors with strategic, research-based investment opportunities, capital raising, and financial advisory services, including merger and acquisition, restructuring, recapitalization, and strategic alternative analysis services. For more information, please visit www.gleacher.com.
Forward Looking Statements
This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.
For Additional Information Please Contact:

Investor Contact	Media Contact
Peter McNierney	Ray Young
President and Chief Operating Officer	Halldin Public Relations
Gleacher & Company, Inc.	916.781.0659
212.273.7100